Exhibit 99.1

ClearPoint Neuro Completes Acquisition of IRRAS

Acquisition Will Enhance ClearPoint Neuro’s Commercial Scale, Drive Operational Leverage, and Support Its Long-Term Strategy in CNS Drug Delivery Innovation

SOLANA BEACH, CA, November 20, 2025 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine, today announced that it has completed its previously announced acquisition of IRRAS Holdings, Inc. (“IRRAS”). The transaction closed on November 20, 2025 following receipt of IRRAS shareholder approval and satisfaction or waiver of all required closing conditions.

Under the terms of the merger agreement previously announced, the Company paid $5.0 million in cash and issued 1,325,000 shares of its common stock to IRRAS shareholders. The merger agreement also provides for the Company to pay a revenue share on net sales of certain IRRAS products for specific periods. IRRAS’ results of operations commencing on the closing date will be reflected in the Company’s consolidated results of operations for the fourth quarter of 2025 and for future periods.

The acquisition brings to the Company the novel IRRAflow active fluid-exchange system, a differentiated technology designed to modernize the management of intracranial bleeding. IRRAS also adds to the Company more than 50 active customers and an expansive commercial team of marketing, sales, and clinical specialists. The Company expects that the addition of these resources will further expand its presence to neurocritical care and complement its existing portfolio of neurosurgical technologies and biologics and drug delivery platforms.

“Closing the acquisition of IRRAS is a significant milestone in our strategy to build the leading platform for neuro drug delivery,” said Joe Burnett, President and Chief Executive Officer of ClearPoint Neuro. “With IRRAflow now part of ClearPoint Neuro’s portfolio, we believe that we are in a better position to serve patients, hospital systems and our biopharma partners by combining a differentiated neurocritical care technology with our existing navigation and therapy delivery ecosystem. We believe that the expanded footprint and enhanced commercial scale that IRRAS brings to ClearPoint Neuro will drive meaningful value for our stakeholders.”

Will Martin, the former President and Chief Executive Officer of IRRAS, said, “Leading IRRAS through the development and expansion of the IRRAflow technology has been an extraordinary privilege. I believe ClearPoint Neuro is the right organization to take this technology forward, deepen its clinical impact, and extend its reach to benefit even more hospitals and patients. I look forward to seeing the progress the combined team will achieve in the years ahead.”

About ClearPoint Neuro

ClearPoint Neuro is a device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine. The Company uniquely provides both established clinical products as well as preclinical development services for controlled drug and device delivery. The Company’s flagship product, the ClearPoint Neuro Navigation System, has FDA clearance and is CE-marked. ClearPoint Neuro is engaged with healthcare and research centers in North America, Europe, Asia, and South America. The Company is also partnered with the most innovative pharmaceutical/biotech companies, academic centers, and contract research organizations, providing solutions for direct central nervous system delivery of therapeutics in preclinical studies and clinical trials worldwide. To date, thousands of procedures have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements in this press release concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company’s future events, including, but not limited to the expectations for expansion of the Company’s market reach, portfolio of neurosurgical technologies and biologics and drug delivery platforms and commercial scale; the Company’s positioning to serve patients, hospital systems and biopharma partners with its combined technology and product portfolio; and the Company’s ability to drive meaningful value for its stakeholders, are forward-looking statements within the meaning of these laws. These forward-looking statements are based on management’s current expectations and are subject to the risks inherent in the business, which may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the possibility that the anticipated benefits of the IRRAS transaction are not realized when expected or at all; the successful integration of IRRAS Holdings, Inc. into the Company; the size of total addressable markets or the market opportunity for the IRRAS products; the Company’s expectation for revenues for the IRRAS products; the Company’s expectations for operating expenses and the adequacy of cash and cash equivalent balances to support operations and meet the future obligations of the combined entity; the Company’s ability to market, commercialize and achieve broader market acceptance for the IRRAS products; risks in the development, marketing, or regulatory approval of the IRRAS products for use in specific drug delivery applications; diversion of management’s attention on integration of IRRAS Holdings, Inc.; the Company’s ability to retain key employees after the consummation of the transaction; macroeconomic and inflationary conditions; regulatory and policy uncertainty; the introduction of or changes in tariffs, sanctions, or trade barriers; changes in monetary policy; geopolitical trends, such as protectionism and economic nationalism; the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; and the ability of the Company to manage the growth of its business. For a detailed description of the Company’s risks and uncertainties, you are encouraged to review its documents filed with the SEC including the Company’s recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contact:

Investor Relations:

Danilo D’Alessandro, Chief Financial Officer

(888) 287-9109 ext. 3

ir@clearpointneuro.com